Exhibit 99.1

KULR Reaches 750 PH/s in Bitcoin Mining Operations with Latest Deployment, Aims for 1.25 EH/s by Late Summer

HOUSTON / GLOBENEWSWIRE / July 09, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin First Company and global leader in sustainable energy management, today announced the successful deployment of 3,570 Bitmain S19 XP 140T Bitcoin mining machines at facilities located in Asuncion, Paraguay, thereby boosting the Company’s operational capacity to 750 petahash per second (PH/s) across multiple mining locations. This deployment underscores KULR’s dual acquisition strategy of both mining Bitcoin and purchasing it on the open market. By leveraging a “buy-or-mine” flexibility, KULR intends to build its BTC holdings more efficiently rather than relying on a single method of BTC accumulation.

Michael Mo, KULR’s CEO, commented on the news, "Bitcoin has outpaced every major asset class in 11 of the last 14 years, often by a significant margin. The price cycles, however, will remain unpredictable, hash rate is volatile, and even energy markets can shift rapidly. Relying on a single approach -- whether solely mining or solely buying -- risks missing value when market dynamics shift. In contrast, a dual-pronged model allows KULR to capture the greater margin, whether from hash price, coin price, or both, all while strengthening our treasury resiliency.”

As part of its effort to grow and diversify its revenue through mining machine leasing operations, KULR recently expanded its strategic relationship with a U.S. exchange-listed company through two key initiatives: a leasing agreement of ASIC miners and a consulting and services agreement under which KULR receives comprehensive support for bitcoin mining operations and treasury management -- including oversight of hosting and mining pool providers, coordination of miner repairs, and strategic guidance on integrating bitcoin into corporate treasury functions.

KULR continues to scale its mining operations and aims to reach 1.25 EH/s later this summer.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin First Company that delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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